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                                                                   EXHIBIT 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  We consent to the references to our firm under the captions "Experts" and "Indus Selected Historical Financial Information" and to the use of our report dated January 24, 1997, included in the Joint Proxy Statement of The Indus Group, Inc. and TSW International, Inc., that is made a part of the Registration Statement (Form S-4) and related Prospectus of Indus
International, Inc.

  We also consent to the incorporation by reference therein of our report dated January 24, 1997 with respect to the financial statement schedule of The Indus Group, Inc. for the years ended December 31, 1996, 1995 and 1994 included in the Annual Report (Form 10-K) for 1996 filed with the Securities and Exchange Commission.

                                          /s/ ERNST & YOUNG LLP
Palo Alto, California
August 6, 1997